UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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vTv Therapeutics Inc.

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3980 Premier Drive, Suite 310

High Point, North Carolina 27265

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD June 1, 2022

To the Stockholders of vTv Therapeutics Inc.:

Notice is hereby given that the Annual Meeting of Stockholders of vTv Therapeutics Inc. will be held on June 1, 2022, at 9:00 AM EDT as a virtual-only meeting that will be held via live audio webcast with no physical in-person meeting due to the public health and safety concerns related to the COVID-19 pandemic, recommendations and orders from federal, state and local authorities, and to support the health and well-being of its stockholders, employees, and others. The meeting is called for the following purposes:

1.	To elect the five director nominees named in the Proxy Statement to serve until our next annual meeting or until their successors have been elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022; and

3.	To consider and take action upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

These matters are more fully described in the Proxy Statement accompanying this Notice.

To participate in the Annual Meeting virtually via the Internet, please visit www.proxydocs.com/vtvt. In order to attend, you must register in advance at www.proxydocs.com/vtvt. Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you access to the meeting and to submit questions in advance of the meeting. You will not be able to attend the Annual Meeting in person.

If you were a stockholder of record of vTv Therapeutics Inc. Class A common stock or Class B common stock as of the close of business on April 4, 2022, you are entitled to receive this Notice and vote at the Annual Meeting of Stockholders and any adjournments or postponements thereof, provided that the Board of Directors may fix a new record date for an adjourned meeting. Our stock transfer books will not be closed. A list of the stockholders entitled to vote at the meeting may be examined at our principal executive offices in High Point, North Carolina during ordinary business hours or on a reasonably accessible electronic network as provided by applicable law in the 10-day period preceding the meeting and during the meeting for any purposes related to the meeting.

You are cordially invited to attend the meeting conducted via live webcast, by registering at www.proxydocs.com/vtvt. You will not be able to attend the Annual Meeting in person. Whether or not you expect to attend, the Board of Directors respectfully requests that you vote your stock in the manner described in the Proxy Statement. You may revoke your proxy in the manner described in the Proxy Statement at any time before it has been voted at the meeting.

By Order of the Board of Directors of vTv Therapeutics Inc.,

Richard S. Nelson
Director and Interim Chief Executive Officer
High Point, North Carolina
Dated: May 2, 2022

VTV THERAPEUTICS INC.

Proxy Statement

for the

Annual Meeting of Stockholders

To Be Held June 1, 2022

VTV THERAPEUTICS INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD June 1, 2022

Information Concerning Solicitation and Voting

This Proxy Statement is furnished to the holders of our Class A common stock and Class B common stock in connection with the solicitation of proxies on behalf of the Board of Directors for use at the Annual Meeting of Stockholders to be held on June 1, 2022 at 9:00AM EDT as a virtual-only meeting that will be held via live audio webcast, or for use at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. Only stockholders of record at the close of business on April 4, 2022, are entitled to notice of and to vote at our Annual Meeting of Stockholders (the “Annual Meeting”).

We have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a Notice of Annual Meeting of Stockholders, our Annual Report on Form 10-K, as amended by Form 10- K/A Amendment No. 1, a Proxy Card or a Voter Instruction Card, and by notifying you of the availability of our proxy materials on the Internet. This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders contain instructions for accessing and reviewing our proxy materials on the Internet and for voting by proxy over the Internet. You will need to obtain your own Internet access if you choose to access the proxy materials and/or vote over the Internet. You may also vote by proxy on the accompanying Proxy Card or Voter Instruction Card.

Each holder of our Class A common stock and Class B common stock is entitled to one vote for each share held as of the record date with respect to all matters that may be considered at the Annual Meeting. Stockholder votes will be tabulated by persons appointed by the Board of Directors to act as inspectors of election for the Annual Meeting.

We bear the expense of soliciting proxies. Our directors, officers, or employees may also solicit proxies personally or by telephone, telegram, facsimile, or other means of communication. We do not intend to pay additional compensation for doing so. In addition, we might reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries representing beneficial owners of our Class A common stock and Class B common stock, for their expenses in forwarding soliciting materials to those beneficial owners.

QUESTIONS AND ANSWERS ABOUT THE 2022 ANNUAL MEETING

Q:	Why am I receiving these proxy materials?

A:

We are furnishing you these proxy materials in connection with the solicitation of proxies on behalf of our Board of Directors for use at the Annual Meeting. This Proxy Statement includes information that we are required to provide under SEC rules and is designed to assist you in voting your shares.

Proxies in proper form received by us at or before the time of the Annual Meeting will be voted as specified. Stockholders may specify their choices by marking the appropriate boxes on your Proxy Card. If a Proxy Card is dated, signed and returned without specifying choices, the proxies will be voted in accordance with the recommendations of the Board of Directors set forth in this Proxy Statement, and, in their discretion, upon such other business as may properly come before the Annual Meeting. Business transacted at the Annual Meeting will be confined to the purposes stated in the Notice of Annual Meeting of Stockholders. Shares of our Class A common stock, par value $0.01 per share (“Class A Common Stock”), and shares of our Class B common stock, par value $0.01 per share (“Class B Common Stock”), cannot be voted at the Annual Meeting unless the holder is present or represented by proxy.

Q:	Who may vote at the Annual Meeting?

A:

The Board of Directors set April 4, 2022, as the record date for the Annual Meeting. If you owned shares of our Class A Common Stock or Class B Common Stock at the close of business on April 4, 2022, you may attend and vote at the Annual Meeting. On all matters to be voted on, each stockholder is entitled to one vote for each share of Class A Common Stock and one vote for each share of Class B Common Stock held by such stockholder. As of April 4, 2022, there were 66,942,777 shares of our Class A common stock and 23,093,860 shares of our Class B common stock outstanding and entitled to vote at the Annual Meeting.

Q:	Is MacAndrews entitled to nominate any directors for election to the Board of Directors?

A:

Under the Investor Rights Agreement, dated as of July 29, 2015 (the “Investor Rights Agreement”), M&F TPP Holdings Two LLC, as successor in interest to vTv Therapeutics Holdings LLC (“M&F”) and an affiliate of MacAndrews & Forbes Incorporated (together with its affiliates other than vTv Therapeutics Inc., “MacAndrews”), based on its beneficial ownership of 66.2% of our outstanding common stock and the even number of directors on the board, has the right to designate as nominees (the “MacAndrews Nominees”) four of our five director nominees for election to the Board of Directors. Messrs. Kozlov, Nelson, and Weiner, who are presently serving as directors and are named in this Proxy Statement for re-election to the Board of Directors at the Annual Meeting, are MacAndrews Nominees. Dr. Chandresh Harjivan, who is standing for election to the Board of Directors for the first time at the Annual Meeting, is also a MacAndrews Nominee.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered, with respect to those shares, a stockholder of record. As a stockholder of record, you have the right to vote during the virtual Annual Meeting if you have registered.

If your shares are held in a brokerage account or by another nominee or trustee, you are considered the beneficial owner of shares held in street name. In that case, the proxy materials have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instructions included in the proxy materials.

Q:	What is the quorum requirement for the Annual Meeting?

A:

A majority of our outstanding shares of capital stock entitled to vote as of the record date must be present at the Annual Meeting in order for us to hold the Annual Meeting and conduct business. This is called a quorum. Your shares will be counted as present at the Annual Meeting if you:

•	Are present and entitled to vote at the Annual Meeting; or

•	Properly submitted a Proxy Card or Voter Instruction Card.

If you are present, or present by proxy at the Annual Meeting but withhold your vote or abstain from voting on any or all proposals, your shares are still counted as present and entitled to vote. Each of the proposals listed in this Proxy Statement identifies the votes needed to approve the proposed action.

Q:	What proposals will be voted on at the Annual Meeting?

A:	The two proposals to be voted on at the Annual Meeting are as follows:

1.	To elect the five director nominees named in the Proxy Statement to serve until our next annual meeting or until their successors have been elected and qualified.

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

We will also consider any other business that properly comes before the Annual Meeting. As of the record date, we are not aware of any other matters to be submitted for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the proxy named in the Proxy Card or Voter Instruction Card will vote the shares it represents using its best judgment.

Q:	What are the recent developments relating to the composition of the Board and its Committees?

A:

On February 27, 2022, Ms. Deepa Prasad notified the Board of her decision to resign from her positions as Chief Executive Officer, President and director, effective as of March 29, 2022. Ms. Prasad has agreed to serve as a Strategic Advisor until September 29, 2022.

On April 15, 2022, Ms. Robin E. Abrams resigned as Executive Chairperson of the Board to pursue other opportunities. Ms. Abrams will remain a member of the Board until the time of the Annual Meeting but will not stand for reelection at the Annual Meeting.

On March 30, 2022, Mr. Noel J. Spiegel, who has served as a director and Chair of the Audit Committee of the Board since our initial public offering in 2015, will not stand for reelection at the Annual Meeting, although he also will remain a member of the Board and the Chair of the Audit Committee until the time of the Annual Meeting.

None of Ms. Prasad, Ms. Abrams or Mr. Spiegel indicated that any of his or her actions described above were because of a disagreement on any matter relating to our operations, policies or practices.

The Board, with the recommendation of the Nominating and Corporate Governance Committee, has nominated Dr. Chandresh Harjivan for initial election at the Annual Meeting, and he has agreed to stand for election. We are currently conducting a search for additional qualified candidates for election to the Board and to serve on the Committees of the Board, whom we expect will be nominated and approved by the Board at a Board meeting conducted shortly after the Annual Meeting. These new directors will be eligible for reelection at the Annual Meeting of Stockholders in 2023. The Board also expects to finalize the composition of its various Committees going forward at that same Board meeting.

Q:	What is the vote required for each proposal and what are my voting choices?

A:

With respect to Proposal 1, the election of directors, you may vote FOR or WITHHOLD. A plurality of the votes cast is required to be elected as a director. A “plurality of the votes cast” means that the five director nominees that receive the greatest number of votes cast “FOR” will be elected. If you WITHHOLD from voting on Proposal 1, the withhold vote will have no effect on the outcome of the vote (only because the outcome is determined by the number of affirmative votes for each director).

With respect to Proposal 2, you may vote FOR, AGAINST or ABSTAIN, and the vote required is the affirmative vote of a majority of the shares entitled to vote and present or represented by proxy. If you ABSTAIN from voting on Proposal 2, the abstention will have the same effect as an AGAINST vote.

Q:	How does our Board of Directors recommend that I vote?

A:	Our Board of Directors recommends that you vote:

1.	FOR the election of the five director nominees named in this proxy statement.

2.	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

Q:	What is the effect of a broker non-vote?

A:

Brokers or other nominees who hold shares for a beneficial owner have the discretion to vote only on routine proposals such as Proposal 2 when they have not received voting instructions from the beneficial owner at least ten days prior to the Annual Meeting. A broker non-vote occurs when a broker or other nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting but will not be counted for purposes of determining the number of votes present or represented by proxy and entitled to vote with respect to certain proposals. Accordingly, a broker non-vote will not impact our ability to obtain a quorum or the outcome of voting on non-routine proposals such as Proposal 1. Because brokers are entitled to vote on Proposal 2, we do not anticipate any broker non-votes regarding this proposal.

Q:	Can I access these proxy materials on the Internet?

A:

Yes. The Notice of Annual Meeting of Stockholders, Proxy Statement, and 2021 Annual Report to Stockholders (including the Annual Report on Form 10-K, as amended by Form 10-K/A Amendment No. 1, for the year ended December 31, 2021) are available for viewing and downloading at https://www.proxydocs.com/vtvt. They are also available under the Media and Investors—Financial Information—SEC Filings section of our website at www.vtvtherapeutics.com and through the SEC’s EDGAR system at http://www.sec.gov. All materials will remain posted on https://www.proxydocs.com/vtvt at least until the conclusion of the Annual Meeting.

Q:	How may I register to attend the Annual Meeting?

A:

In order to attend the Annual Meeting, vTv stockholders of record as of April 4, 2022, must register in advance by accessing www.proxydocs.com/vtvt. During the registration process, you may submit a question regarding the business of the meeting. Questions submitted in advance will be answered depending on the availability of time and members of management present at the Annual Meeting. After completing your registration, further instructions, including a link to access the Annual Meeting, will be emailed to you.

Q:	How do I attend the Annual Meeting?

A:

In order to attend the Annual Meeting, vTv stockholders of record as of April 4, 2022, must register in advance by accessing www.proxydocs.com/vtvt as discussed in the question “How may I register to attend the Annual Meeting” above. Online access to the Annual Meeting will begin 15 minutes prior to the meeting start time of 9:00 a.m. Eastern Daylight Time on June 1, 2022. To be admitted to the Annual Meeting’s live webcast, you must have previously registered at www.proxydocs.com/vtvt.

Q:	How may I vote my shares at the Annual Meeting?

A:

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to vote during the live webcast of Annual Meeting. If your shares are held in a brokerage account or by another nominee or trustee, you are considered the beneficial owner of shares held in street name. As the beneficial owner, you are also invited to attend the Annual Meeting. Because a beneficial owner is not the stockholder of record, you may not vote these shares during the live webcast of the Annual Meeting unless you obtain a “legal proxy” from the broker, nominee, or trustee that holds your shares, giving you the right to vote the shares at the Annual Meeting. Please contact your broker, nominee or trustee if you wish to obtain such a “legal proxy”.

To vote during the live webcast of the Annual Meeting, you must first register at www.proxydocs.com/vtvt. Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you access to the Annual Meeting and to submit questions during the meeting. Please be sure to follow instructions found on your proxy card and/or voting authorization form and subsequent instructions that will be delivered to you via email. Stockholders will be able to attend the Annual Meeting platform beginning at 8:45 a.m. (Eastern Daylight Time) on June 1, 2022, pursuant to the unique access instructions they receive following their registration at www.proxydocs.com/vtvt.

Q:	How can I vote my shares without attending the Annual Meeting?

A:

If your shares are held by a broker, bank or other nominee, they should send you instructions that you must follow in order to have your shares voted. If you hold shares in your own name, you may vote by proxy in any one of the following ways:

•	Via the Internet by accessing the proxy materials on the secured website https://www.proxypush.com/vtvt and following the voting instructions on that website; or

•	Via telephone by calling toll free 866-240-5352 and following the recorded instructions; or

•	Via mail by completing, dating, signing and returning the Proxy Card in the postage-paid envelope provided to you.

Even if you plan to attend the live webcast of the Annual Meeting, we encourage you to vote in advance by Internet, telephone or mail so that your vote will be counted if you later decide not to attend the Annual Meeting.

The Internet and telephone voting procedures are designed to authenticate stockholders’ identities by use of a control number to allow stockholders to vote their shares and to confirm that stockholders’ instructions have been properly recorded. Voting via the Internet or telephone must be completed before the commencement of the Annual Meeting at 9:00 AM EDT on June 1, 2022. Of course, as described in the immediately preceding question and answer, you can always attend the live webcast of the Annual Meeting and vote your shares at that time. If you submit or return a Proxy Card without giving specific voting instructions, your shares will be voted as recommended by the Board of Directors, as permitted by law.

Q:	How can I change my vote after submitting it?

A:	If you are a stockholder of record, you can revoke your proxy before your shares are voted at the Annual Meeting by:

•

Filing a written notice of revocation bearing a later date than the proxy with our Secretary at 3980 Premier Drive, Suite 310, High Point, North Carolina 27265 at or before the taking of the vote at the Annual Meeting; or

•

Duly executing a later-dated proxy relating to the same shares and delivering it to our Secretary at 3980 Premier Drive, Suite 310, High Point, North Carolina 27265 at or before the taking of the vote at the Annual Meeting; or

•	Attending the Annual Meeting and voting during the live webcast (although attendance during the live webcast of the Annual Meeting will not in and of itself constitute a revocation of a proxy); or

•

If you voted by telephone or via the Internet, voting again by the same means prior to the commencement of the Annual Meeting at 9:00 AM EDT on June 1, 2022 (your latest telephone or Internet vote, as applicable, will be counted and all earlier votes will be disregarded).

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker, or other holder of record. You may also vote at the Annual Meeting if you obtain a legal proxy from them.

Q:	Where can I find the voting results of the Annual Meeting?

A:

We will announce the preliminary voting results at the Annual Meeting. We will publish the results in a Form 8-K filed with the SEC within four business days of the Annual Meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

Q:	For how long can I access the proxy materials on the Internet?

A:

The Notice of Annual Meeting of Stockholders, Proxy Statement, 2021 Annual Report to Stockholders, and Annual Report on Form 10-K, as amended by Form 10-K/A Amendment No. 1, for the fiscal year ended December 31, 2021 will remain posted on this website until the conclusion of the Annual Meeting, and also are and will remain available, free of charge, in PDF and HTML format under the Media and Investors— Financial Information—SEC Filings section of our website at www.vtvtherapeutics.com.

Q:	What are the implications of being a “smaller reporting company”?

A:

We are a “smaller reporting company” under applicable federal securities laws and therefore permitted to take advantage of certain reduced public company reporting requirements. We provide in this proxy statement the scaled disclosure permitted, including certain executive compensation disclosures required by a smaller reporting company as that term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act. In addition, as a smaller reporting company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which such votes must be conducted. We will continue to qualify as a smaller reporting company as long as 1) our public float is less than $250 million, or 2) we have less than $100 million in annual revenues and public float of less than $700 million.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

At the Annual Meeting, stockholders will vote to elect the five nominees named in this Proxy Statement as directors, each of whom will serve until his successor is duly elected and qualified or until such director’s earlier death, resignation, disqualification or removal. If you are a stockholder of record, unless you mark your proxy card to withhold authority to vote, the proxy holder will vote the proxies received by it for the five nominees named below, each of whom is currently a director and each of whom has consented to be named in this Proxy Statement and to serve if elected. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, your proxy will be voted for any nominee designated by the Board of Directors to fill the vacancy and subject to any required consents under the Investor Rights Agreement described below. We do not expect that any nominee will be unable or will decline to serve as a director. If you are a beneficial owner of shares held in street name and you do not provide your broker with voting instructions, your broker may not vote your shares on the election of directors. Therefore, it is important that you vote.

In connection with our initial public offering in July 2015 (our “IPO”), we entered into the Investor Rights Agreement, which provides that M&F, subject to applicable corporate governance rules of the SEC and the NASDAQ Stock Market listing rules (which may require M&F to designate independent directors), has the right to designate as nominees: (i) a majority of the directors (and if the number of directors is even, one director more than 50% of the number of directors) if MacAndrews beneficially owns more than 50% of our outstanding common stock, (ii) one less than a majority of the directors (and if the number of directors is even, 50% of the number of directors) if MacAndrews beneficially owns more than 25% but 50% or less of our outstanding common stock, and (iii) one-third of the directors (rounded down to the nearest whole number) if MacAndrews beneficially owns more than 10% but 25% or less of our outstanding common stock. M&F loses the right to designate directors once it owns 10% or less of our outstanding common stock. Messrs. Kozlov, Nelson, and Weiner, who are presently serving as directors and are named in this Proxy Statement for re-election to the Board of Directors at the Annual Meeting, are MacAndrews Nominees. Dr. Chandresh Harjivan, who is standing for election to the Board of Directors for the first time at the Annual Meeting, is also a MacAndrews Nominee.

The name of and certain information regarding each director nominee as of April 4, 2022, is set forth below. This information is based on data furnished to us by the nominees. There is no family relationship between any director, executive officer or person nominated to become a director or executive officer. The business address for each nominee for matters regarding the Company is 3980 Premier Drive, Suite 310, High Point, North Carolina 27265.

Director Nominees

Name	Age	Position(s) with vTv Therapeutics Inc.	Director Since
John A. Fry	60	Director	March 2016
Chandresh Harjivan	54	Director	Initial Election
Hersh Kozlov	73	Director	September 2019
Richard S. Nelson	52	Director	November 2020
Howard L. Weiner	76	Director	July 2017

Director Nominees

John A. Fry—Director

John A. Fry was appointed to our Board of Directors in March 2016. Mr. Fry has served as President of Drexel University since 2010. From 2002 to 2010, Mr. Fry served as the President of Franklin & Marshall College and from 1995 to 2002, he served as Executive Vice President of the University of Pennsylvania. Prior to joining the University of Pennsylvania, Mr. Fry was a management consultant for the higher education and nonprofit sectors.

He worked closely with some of the nation’s premier colleges and universities, first with KPMG Peat Marwick and then with Coopers & Lybrand’s National Higher Education Consulting Practice where he was elected a partner in the firm and eventually became partner-in-charge of the national practice. Mr. Fry is a member of the Board of Directors of Community Health Systems, a leading operator of general acute care hospitals, Macquarie Investment Management (formerly Delaware Investments), a U.S. based asset management firm, and FS Investments, an asset management firm. Mr. Fry holds a bachelor’s degree from Lafayette College and a master’s degree in business administration from the New York University Stern School of Business. Mr. Fry brings extensive experience in leadership and corporate governance. For these reasons, we believe he is well qualified to serve on our Board of Directors.

Chandresh Harjivan

The Board, with the recommendation of the Nominating and Corporate Governance Committee, has nominated Dr. Chandresh Harjivan for initial election at the Annual Meeting. Dr. Harjivan is a co-founder and the Chief Operating Officer of SaponiQx, a subsidiary of Agenus, Inc. focused on novel adjuvant discovery and vaccine design, where he has served since SaponiQx’s formation in September 2021. Prior to joining SaponiQx, Dr. Harjivan was a Managing Director and Partner at Boston Consulting Group, where he served from August 2018 to August 2021, including acting as a Senior Advisor for the U.S. Department of Health & Human Services’ Operation Warp Speed. Previously, he served for 17 years as Partner at PricewaterhouseCoopers, where he led its Global Public Health Practices consulting arm and led Management Consulting for PwC’s Public Sector Practice, overseeing the Strategy, Operations, Customer, People and Change and Finance capabilities. Dr. Harjivan is also a Senior Fellow at the Tufts Center for the Study of Drug Development and a Board Member of FINCA International, the Global Health Council and the Johns Hopkins Center for Humanitarian Health. Dr. Harjivan received his MBA from the Said Business School, University of Oxford, his PharmD from the University of Maryland and his Master in Public Health from the Johns Hopkins University and is a licensed pharmacist. Dr. Harjivan provides significant expertise in biotechnology, public health, finance, drug development, regulatory strategy, emerging markets and metabolic diseases to the Board. For these reasons, we believe he is well qualified to serve on our Board of Directors.

Hersh Kozlov—Director

Hersh Kozlov has served on our Board of Directors since September 2019. Mr. Kozlov is the managing partner of the Cherry Hill, NJ office of Duane Morris, an international law firm, and has been a partner there since 2009. Previously he was a partner at Wolf, Block, Schorr and Solis-Cohen LLP, a law firm, from 2001 to 2009. In the course of his practice, Mr. Kozlov has represented investment banks, lenders, private equity firms, financial institutions and banks. He is also a member of the board of directors of The Bancorp, Inc. and a former member of the board of directors of Resource America, Inc., prior to its sale. He holds a Bachelor of Arts degree from Temple University and a J.D. from Case Western Reserve University School of Law. Mr. Kozlov has extensive legal and business experience from his position as a partner at leading law firms. For these reasons, we believe he is well qualified to serve on our Board of Directors.

Richard S. Nelson—Interim Chief Executive Officer and Director

Richard S. Nelson was appointed as our Acting Chief Executive Officer in March 2022 and as our interim Chief Executive Office on March 29, 2022. Mr. Nelson currently serves as Executive Vice President, Corporate and Business Development for Vericast and Senior Vice President, Corporate Development for MacAndrews & Forbes. In these roles, Mr. Nelson is responsible for the identification and execution of global merger and acquisition opportunities. Mr. Nelson works with business leaders to source, negotiate and close acquisitions, joint ventures and partnerships that complement MacAndrews & Forbes’s and Vericast’s long-term vision and strategy. Prior to Vericast, Mr. Nelson served as Senior Vice President of Global Corporate Development at The Nielsen Company. Mr. Nelson also served as Managing Director, Mergers and Acquisitions at IAC/InterActive Corp. Previously, Mr. Nelson had been President and Co-Founder of Trendum, n/k/a Nielsen BuzzMetrics and SVP/General Counsel of RSL Communications, a telecommunications company. Mr. Nelson began his career as a mergers and acquisition attorney at Skadden Arps. Mr. Nelson earned a Bachelor’s in Business Administration in Finance with High Distinction from the Ross School of Business at the University of Michigan and a J.D. from New York University School of Law. Mr. Nelson is a member of the National Advisory Board for the University of Michigan Rogel

Cancer Center, the Board of Directors of Think Pink Rocks breast cancer charity, and a former member of the Board of Directors of Reply.com, RSL COM U.S.A., and Trendum, Inc. Mr. Nelson is an active venture investor and advisor to various stage private companies and their Boards, including Woolsey Pharmaceuticals, and for these reasons we believe he is well qualified to serve on our Board of Directors.

Howard L. Weiner—Director

Howard L. Weiner was appointed to our Board of Directors in July 2017. Dr. Weiner, the Robert L. Kroc Professor of Neurology at the Harvard Medical School since 1997 and Co-Director of the Center for Neurologic Diseases at the Brigham & Women’s Hospital since 1985, pioneered the use of immunotherapy for the treatment of multiple sclerosis and has investigated immune abnormalities in the disease. He also pioneered the use of the mucosal immune system for the treatment of autoimmune and other diseases, including Alzheimer’s disease and Lou Gehrig’s disease. Based on his work, vaccines are being tested in multiple sclerosis, diabetes, and most recently in Alzheimer’s disease. Dr. Weiner attended Dartmouth College and received his M.D. from the University of Colorado School of Medicine. Dr. Weiner provides significant medical expertise and clinical experience to our Board of Directors. For these reasons, we believe he is well qualified to serve on our Board of Directors.

Required Vote

The five director nominees receiving the highest number of affirmative votes of our Class A Common Stock and Class B Common Stock, present or represented and voted as a single class, shall be elected as directors. In accordance with Delaware law, votes withheld from any nominee are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but they have no legal effect on the election of directors. While broker non-votes will be counted for purposes of determining the presence or absence of a quorum, they will not be counted for purposes of determining the number of shares represented and voted with respect to the particular proposal on which the broker has expressly not voted and, accordingly, will not affect the election of directors.

The Board of Directors unanimously recommends that stockholders vote FOR the five director nominees listed above.

EXECUTIVE OFFICERS

Our executive officers are set forth below:

Name	Age	Position(s)
Richard S. Nelson	52	Interim Chief Executive Officer
Barry Brown	61	Chief Accounting Officer

Set forth below is certain additional information concerning our executive officers, including their respective positions with us and prior business experience (other than Mr. Nelson, for whom such information is provided above under the caption “Proposal 1: Election of Directors”).

Barry Brown—Chief Accounting Officer

Barry Brown was appointed as our Chief Accounting Officer in March 2022. Prior to joining vTv, Barry was Vice President and Controller for a real estate development company and, prior to that held division Controller and other financial roles at a large textile manufacturer. Barry obtained both his MBA and Bachelor of Science in Accounting and Business Administration from the University of North Carolina Greensboro.

CORPORATE GOVERNANCE MATTERS

Information about the Board

Our Board of Directors currently consists of six directors. In accordance with our amended and restated certificate of incorporation and our amended and restated bylaws, a majority of our Board of Directors may fix the number of directors. Each director is to hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal. At any meeting of our Board of Directors, the presence in person of a majority of the total number of directors then in office will constitute a quorum for all purposes. Pursuant to the Investor Rights Agreement, MacAndrews currently has the right to designate as nominees four directors. The MacAndrews Nominees are Messrs. Kozlov, Harjivan, Nelson, and Weiner.

With the resignation of Ms. Abrams as Executive Chairperson of the Board, the Board currently is without a Chair. Pursuant to our Bylaws, the Board is not required to have a Chair, but we expect the Board will appoint a Chair after the Annual Meeting.

Director Independence

Our Board of Directors has established an Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Our Audit Committee currently consists of directors Messrs. Spiegel (Chair), Fry and Weiner. Our Compensation Committee consists of Messrs. Fry (Chair) and Kozlov. Our Nominating and Corporate Governance Committee currently consists of Ms. Abrams (Chair) and Mr. Spiegel. The Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee were established in July 2015 in connection with our IPO. Each of Ms. Abrams and Mr. Spiegel will not stand for reelection at the Annual Meeting. Dr. Harjivan is standing for initial election at the Annual Meeting and is therefore not currently a member of any Committee of the Board.

Our Board of Directors has undertaken a review of the independence of our directors and has determined that Messrs. Fry, Harjivan, Spiegel and Weiner are independent within the meaning of the NASDAQ Stock Market listing rules and meet the additional test for independence for Audit Committee members imposed by SEC regulation and the NASDAQ Stock Market listing rules.

We are a “controlled company” as set forth in NASDAQ Stock Market listing rules because more than 50% of the voting power of our common stock is held by MacAndrews. Under the NASDAQ Stock Market listing rules, a controlled company is exempt from the NASDAQ Stock Market corporate governance requirements that a majority of the Board of Directors consist of independent directors and that directors’ nominations and executive compensation must be approved by a majority of independent directors or a nominating and corporate governance committee or compensation committee composed solely of independent directors. We will rely on some of these exemptions from the corporate governance requirements until we are no longer a controlled company, or the Board of Directors determines to no longer rely on these exemptions.

Family Relationships

There is no family relationship between any director, executive officer or person nominated to become our director or executive officer.

Selection of Nominees for the Board of Directors

The Nominating and Corporate Governance Committee of our Board of Directors has the responsibility of identifying individuals qualified to become members of our Board of Directors, consistent with criteria approved by our Board of Directors. The committee also recommends to our Board of Directors for approval director nominees, consistent with our director qualification criteria and any obligations under our contractual arrangements, including the Investor Rights Agreement. Our corporate governance guidelines call for the committee to consider diversity to be an additional desirable characteristic in potential nominees. Although the Nominating and Corporate Governance Committee does not have a formal diversity policy concerning membership of the Board of Directors, it does consider diversity in its broadest sense when evaluating candidates, including persons diverse in gender, ethnicity, experience, and background.

With respect to director nominee procedures, the Nominating and Corporate Governance Committee utilizes a broad approach for identification of director nominees and may seek recommendations from our directors, officers or stockholders, or it may choose to engage a search firm. In evaluating and determining whether to ultimately recommend a person as a candidate for election as a director, the Nominating and Corporate Governance Committee considers the qualifications set forth in our corporate governance guidelines, including the highest personal and professional ethics, integrity and values, demonstrated business acumen, experience and ability to use sound judgment to contribute to effective oversight of our business or financial affairs, strategic planning, and independence from management. It also takes into account specific characteristics and expertise that it believes will enhance the diversity of knowledge, expertise, background and personal characteristics of the Board of Directors. The Nominating and Corporate Governance Committee may engage a third party to conduct or assist with the evaluation. Ultimately, the Nominating and Corporate Governance Committee seeks to recommend to the Board of Directors those nominees whose specific qualities, experience and expertise will augment the current Board of Directors’ composition and whose past experience evidences that they will: (1) dedicate sufficient time, energy and attention to ensure the diligent performance of Board of Directors duties; (2) comply with the duties and responsibilities set forth in our corporate governance guidelines and in our amended and restated by-laws; (3) comply with all duties of care, loyalty and confidentiality applicable to them as directors of publicly traded corporations organized in our jurisdiction of incorporation; and (4) adhere to our Code of Conduct and Ethics, including, but not limited to, the policies on conflicts of interest expressed therein.

The Nominating and Corporate Governance Committee considers stockholder recommendations of qualified nominees when such recommendations are submitted in accordance with the procedures described in our amended and restated by-laws. To have a nominee considered by the Nominating and Corporate Governance Committee for election at the 2023 Annual Meeting of Stockholders, a stockholder must submit the recommendation in writing to the attention of our Secretary at our corporate headquarters no later than March 3, 2023, and no earlier than February 1, 2023. Any such recommendation must include the information as required by our amended and restated by-laws. Once we receive the recommendation, we will deliver to the stockholder nominee a questionnaire that requests additional information about his or her independence, qualifications and other matters that would assist the Nominating and Corporate Governance Committee in evaluating the stockholder nominee, as well as certain information that must be disclosed about him or her in our proxy statement or other regulatory filings, if nominated. Stockholder nominees must complete and return the questionnaire within the timeframe provided to be considered for nomination by the Nominating and Corporate Governance Committee. See our amended and restated by-laws for additional information regarding stockholder nominees.

The Nominating and Corporate Governance Committee received no recommendation for a director nominee from any stockholder for the director election to be held at the Annual Meeting.

Information Regarding Meetings of the Board and Committees

During 2021, our Board of Directors held fourteen meetings and took action by written consent two times, and its three permanent committees, the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, collectively held eighteen meetings and took action by written consent once.

All of our directors attended at least 75% of the aggregate of all meetings of the Board of Directors and the committees on which he or she served during 2021. Under our corporate governance guidelines, a copy of which is available on our website at www.vtvtherapeutics.com, members of our Board of Directors are expected to attend the annual meeting of stockholders. Ms. Abrams and Messrs. Fry, Kozlov, Nelson, Spiegel and Weiner attended the annual meeting of stockholders on May 3, 2021.

Board Committees

Committees of our Board of Directors

In July 2015, our Board of Directors adopted written charters for each of its permanent committees, all of which are available in the Media and Investors—Corporate Governance—Documents & Charters section of our website at www.vtvtherapeutics.com. Pursuant to the Investor Rights Agreement, so long as MacAndrews beneficially owns 25% or more of our outstanding common stock, MacAndrews has the right, subject to applicable corporate governance rules of the SEC and the NASDAQ Stock Market listing rules, to designate the members of the committees of the Board of Directors. The following table provides membership information of our directors in each committee of our board. Since the last annual meeting of stockholders on May 3, 2021, the Board appointed Richard S. Nelson to be Interim Chief Executive Officer.

	Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee
Robin E. Abrams
John A. Fry
Hersh Kozlov
Richard S. Nelson
Noel J. Spiegel
Howard L. Weiner

= Committee Chair

= Member

On February 27, 2022, Ms. Deepa Prasad notified the Board of her decision to resign from her positions as Chief Executive Officer, President and director, effective as of March 29, 2022. Ms. Prasad has agreed to serve as a Strategic Advisor until September 29, 2022. On April 15, 2022, Ms. Robin E. Abrams resigned as Executive Chairperson of the Board to pursue other opportunities. Ms. Abrams will remain a member of the Board until the time of the Annual Meeting but will not stand for reelection at the Annual Meeting. On March 30, 2022, Mr. Noel J. Spiegel, who has served as a director and Chair of the Audit Committee of the Board since our initial public offering in 2015, will not stand for reelection at the Annual Meeting, although he also will remain a member of the Board and the Chair of the Audit Committee until the time of the Annual Meeting. None of Ms. Prasad, Ms. Abrams or Mr. Spiegel indicated that any of his or her actions described above were because of a disagreement on any matter relating to our operations, policies or practices.

The Board, with the recommendation of the Nominating and Corporate Governance Committee, has nominated Dr. Chandresh Harjivan for initial election at the Annual Meeting, and he has agreed to stand for election. We are currently conducting a search for additional qualified candidates for election to the Board and to serve on the Committees of the Board, whom we expect will be nominated and approved by the Board at a Board meeting conducted shortly after the Annual Meeting. These new directors will be eligible for reelection at the Annual Meeting of Stockholders in 2023. The Board also expects to finalize the composition of its various Committees going forward at that same Board meeting.

Audit Committee

Our Audit Committee currently consists of Messrs. Noel J. Spiegel (Chair), John A. Fry, and Howard L. Weiner. The Board of Directors has determined that Mr. Spiegel qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K. Our Board of Directors has determined that Messrs. Fry, Spiegel and Weiner are independent within the meaning of the NASDAQ Stock Market listing rules and meet the additional test for independence for Audit Committee members imposed by SEC regulation and the NASDAQ Stock Market listing rules. As of the date of this Annual Report, our Audit Committee is fully independent and is in compliance with the applicable SEC and NASDAQ rules and regulations.

Our Audit Committee met fourteen times during our 2021 fiscal year. Our Audit Committee assists the Board of Directors in monitoring the audit of our financial statements, our independent registered public accounting firm’s qualifications and independence, the performance of our independent auditors and our compliance with legal and regulatory requirements. The Audit Committee has direct responsibility for the appointment, compensation, retention (including termination) and oversight of our independent auditors, and our independent auditors report directly to the Audit Committee. The Audit Committee also reviews and approves related party transactions as required by the applicable NASDAQ rules.

Compensation Committee

Our Compensation Committee consists of Messrs. John A. Fry (Chair) and Hersh Kozlov. Because we are a controlled company under the NASDAQ Stock Market listing rules, our Compensation Committee is not required to be fully independent. Our Compensation Committee met twice during our 2021 fiscal year. Our Compensation Committee is responsible for reviewing and recommending policies relating to the compensation and benefits of our directors and employees, including our Chief Executive Officer and other executive officers.

The Compensation Committee has the sole authority to retain and terminate any compensation consultant to assist in the evaluation of employee compensation and to approve the consultant’s fees and the other terms and conditions of the consultant’s retention. The Compensation Committee may form and delegate authority to subcommittees where appropriate, provided that the subcommittees are composed entirely of directors who satisfy the applicable independence requirement of our Corporate Governance Guidelines and the NASDAQ Stock Market listing rules, subject to any applicable controlled company or other exemption.

In accordance with the Compensation Committee’s charter, our President and Chief Executive Officer may not be present during voting or deliberations of the Committee regarding his or her compensation.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee currently consists of Ms. Robin E. Abrams (Chair) and Noel J. Spiegel. Because we are a controlled company under the NASDAQ Stock Market listing rules, our Nominating and Corporate Governance Committee is not required to be fully independent. Our Nominating and Corporate Governance Committee met two times and took action by written consent once during our 2021 fiscal year. Our Nominating and Corporate Governance Committee is responsible for selecting or recommending that the Board of Directors select candidates for election to our Board of Directors, developing and recommending to the Board of Directors corporate governance guidelines that are applicable to us and overseeing Board of Director and management evaluations.

Risk Oversight

Our Board of Directors has an oversight role, as a whole and at the committee level, in overseeing management of our risks. Our Board of Directors regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. The Compensation Committee is responsible for overseeing the management of risks relating to its employee compensation plans and arrangements, and the Audit Committee oversees the management of financial risks. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks.

Code of Conduct and Ethics

Our Board of Directors has adopted a Code of Conduct and Ethics that applies to all of our directors, officers and employees and is intended to comply with the relevant listing requirements for a code of conduct as well as qualify as a “code of ethics” as defined by the rules of the SEC. The Code of Conduct and Ethics contains general guidelines for conducting our business consistent with the highest standards of business ethics. We intend to disclose any future amendments to certain provisions of our Code of Conduct and Ethics, or waivers of such provisions applicable to any principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions, and our directors, on our website at www.vtvtherapeutics.com. The Code of Conduct and Ethics is available on our website under Documents & Charters in the Media and Investors— Corporate Governance section of our website at www.vtvtherapeutics.com.

Communications with the Board of Directors

Stockholders who wish to communicate with members of our Board of Directors, including the independent directors individually or as a group, may send correspondence to them in care of our Secretary at our principal executive offices at 3980 Premier Drive, Suite 310, High Point, North Carolina 27265. Such communication will be forwarded to the intended recipient(s). We currently do not intend to have our Secretary screen this correspondence, but we may change this policy if directed by our Board of Directors due to the nature or volume of the correspondence.

DIRECTOR COMPENSATION

The following table sets forth the total compensation paid to each of our directors for the fiscal year ended December 31, 2021. Ms. Abrams and Ms. Prasad were each named executive officers of the Company and their compensation is set forth in the “Summary Compensation Table” and not in this Director Compensation section.

Name	Fees Earned or Paid in Cash ($)		Option Awards (1) (2) ($)	Total ($)
John A. Fry	52,500		32,836	85,336
Hersh Kozlov	40,000		32,836	72,836
Richard S. Nelson	—		—	—
Noel J. Spiegel	56,563	(3)	32,836	89,399
Howard L. Weiner	42,500		32,836	75,336

(1)

The amounts reported in the table above represent the aggregate grant date fair value of the award, computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 4 of the financial statements included in our Annual Report on Form 10-K, as amended by Form 10- K/A Amendment No. 1, for the year ended December 31, 2021, filed with the SEC on March 29, 2022.

(2)

On May 3, 2021, upon their election at our 2021 Annual Meeting, Messrs., Fry, Kozlov, Spiegel and Weiner were each awarded an option to purchase up to 15,000 shares of our Class A common stock with an exercise price of $2.54 per share, which award is scheduled to vest in 36 equal monthly installments beginning on May 3, 2021, subject to the continued service of Messrs. Fry, Kozlov, Spiegel and Weiner on our Board of Directors, as applicable.

(3)	This includes $2,813 for services as a member of the Nominating and Corporate Governance Committee for three quarters of fiscal 2020.

In 2016, our Board of Directors established the following compensation program for our non-employee directors, other than Mr. Nelson (who did not receive compensation as a director), and no changes were made in 2021:

•

upon election and/or re-election at each annual meeting of stockholders, an award of 15,000 options to acquire our Class A common stock (or the equivalent value thereof in restricted stock, restricted stock units or cash). The options or other equity or equity-based compensation will generally vest in monthly installments over the three-year period commencing with the grant date;

•	an annual cash retainer of $35,000, with no additional fees paid for board and committee meetings attended;

•

an annual cash retainer of $15,000 for the chair of the Audit Committee, $10,000 for the chair of the Compensation Committee and $7,500 for the chair of the Nominating and Corporate Governance Committee, other than the Chairperson of the Board; and

•

an annual cash retainer of $7,500 for members of the Audit Committee, $5,000 for members of the Compensation Committee and $3,750 for members of the Nominating and Corporate Governance Committee, other than the Chairperson of the Board.

In addition, all directors will be reimbursed for out-of-pocket expenses incurred in connection with their services.

The outstanding option awards for our non-employee directors as of December 31, 2021, are as follows:

Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable
John A. Fry	5/12/2016	17,500	—
	5/1/2017	15,000	—
	4/30/2018	15,000	—
	4/29/2019	13,333	1,667
	6/11/2020	7,500	7,500
	5/3/2021	2,917	12,083
Hersh Kozlov	6/11/2020	14,531	11,719
	5/3/2021	2,917	12,083
Noel J. Spiegel	7/29/2015	25,000	—
	5/12/2016	15,000	—
	5/1/2017	15,000	—
	4/30/2018	15,000	—
	4/29/2019	13,333	1,667
	6/11/2020	7,500	7,500
	5/3/2021	2,917	12,083
Howard L. Weiner	4/30/2018	26,250	0
	4/29/2019	13,333	1,667
	6/11/2020	7,500	7,500
	5/3/2021	2,917	12,083

EXECUTIVE COMPENSATION

Summary Compensation Table

The following summary compensation table sets forth information regarding the compensation paid, awarded to or earned by our President and Chief Executive Officer and our two other most highly compensated executive officers (“Named Executive Officers”) for the fiscal years ended December 31, 2021, and 2020, for services rendered in all capacities during the fiscal year presented. Ms. Deepa Prasad resigned from her positions as Chief Executive Officer, President and director, effective as of March 29, 2022. Ms. Prasad has agreed to serve as a Strategic Advisor until September 29, 2022. On April 15, 2022, Ms. Robin E. Abrams resigned as Executive Chairperson of the Board to pursue other opportunities. Mr. Richard S. Nelson became our Interim Chief Executive Officer on March 29, 2022, and was not a Named Executive Officer during the fiscal years ended December 31, 2021, or 2020.

Name and Principal Position	Year	Salary ($)	Non-Equity Incentive Plan Compensation ($) (1)	Option Awards ($) (2)	All Other Compensation ($)		Total ($) (3)
Deepa Prasad	2021	132,709	—	3,159,756	—		3,292,465
Former President and Chief Executive Officer	—	—	—	—	—		—
Stephen L. Holcombe	2021	359,766	—	780,499	770,996	(5)	1,911,261
Former President and Chief Executive Officer	2020	450,000	225,000	716,373	9,806		1,401,179
Rudy C. Howard	2021	299,148	—	179,939	402,368	(6)	881,455
Former Executive Vice President, Chief Financial Officer	2020	325,000	130,000	447,733	32,175		934,908
Robin E. Abrams (4)	2021	—	—	—	—		—
Former Chairperson of the Board of Directors	2020	300,000	120,000	179,093	—		599,093

(1)	Bonus amounts included above represent amounts earned in 2020 paid in the following year.
(2)

The reported amounts represent the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 4 of the financial statements included in our Annual Report on Form 10-K, as amended by Form 10-K/A Amendment No. 1, for the year ended December 31, 2021, filed with the SEC on March 29, 2022. For Messrs. Holcombe and Howard, the amounts for 2021 represent the accounting cost in connection with the modification of their awards to extend the exercisability for the original ten-year term.

(3)

In accordance with required SEC disclosure rules, the 2020 fiscal year compensation shown in the Summary Compensation Table above includes the grant date fair values of awards of stock options made in 2020 in respect of fiscal 2019 performance.

(4)	Ms. Abrams was appointed the Chairperson of the Board of Directors effective December 30, 2020. Prior to that she served as the Company’s General Counsel.
(5)

This represents severance at a rate of $450,000 through December 31, 2022, and a consulting fee at the rate of $150,000 per annum through December 31, 2022. It also includes a vacation payment of $40,820, a 401K match of $8,700 and a Company contribution of $1,000 to a health savings account.

(6)	This represents severance at the rate of $325,000 through December 1, 2022, a vacation payment of $41,616, a 401K match of $8,700 and a Company contribution of $1,200 to a health savings account.

Employment and Services Agreements

We have entered into employment agreements with our current and former President and Chief Executive Officer and our former Chief Financial Officer. The employment agreements set forth the annual base salary, target bonus percentage, target equity grants, terms of severance and eligibility for employee benefits. We also entered into a services agreement with our Executive Chairperson.

Mr. Holcombe served as our Chief Executive Officer through October 19, 2021, Ms. Prasad served as our Chief Executive Officer from October 19, 2021, through March 2022 and Mr. Nelson has served as our Interim Chief Executive Officer since March 2022. Ms. Abrams resigned as Executive Chairperson in April 2022.

Employment Agreement with our former President and Chief Executive Officer (Holcombe)

In 2019, we entered into an employment agreement with Stephen L. Holcombe, our President and Chief Executive Officer, which provided for a term through December 31, 2020, a base salary of not less than $450,000, and a cash bonus of up to 50% of base salary, based on achievement of performance targets. Our President and Chief Executive Officer was also eligible to receive an annual equity performance bonus in respect of each completed fiscal year in an amount determined by the Compensation Committee in its sole discretion (payable in stock options, restricted stock or restricted stock units or, at our election, in cash). The performance metrics and goals for the annual cash and equity awards were to be determined by our Compensation Committee. Such equity or cash awards were to generally vest in three equal installments of 33.33% on each anniversary of the date of grant, subject to acceleration of vesting upon certain qualifying terminations on or within the 12-month period following a change-in-control. On December 10, 2020, we entered into a new employment agreement with Mr. Holcombe, which provided for a term through December 31, 2021, with other terms the same as the 2019 agreement described above.

Retirement Agreement Mr. Holcombe

Mr. Holcombe retired as of October 19, 2021, and ceased to serve as our Chief Executive Officer on such date. On October 19, 2021, we entered into a retirement agreement with Mr. Holcombe (the “Retirement Agreement”), pursuant to which Mr. Holcombe is entitled to a cash severance payment at a rate of $450,000 per year payable in monthly or bi-weekly installments through December 31, 2022, a bonus for the year ending December 31, 2021, and continued medical coverage at the same cost as active employees for 12 months. In addition, Mr. Holcombe’s outstanding options to acquire shares of Class A common stock of the Company will continue to vest and remain outstanding through the expiration of the original ten-year term. The payments under the Retirement Agreement are conditioned on a release of claims by Mr. Holcombe in favor of the Company as well as his continued compliance with his post-employment restrictive covenants. The Retirement Agreement provides that Mr. Holcombe will provide services as a consultant and Strategic Advisor to the Chief Executive Officer, until December 31, 2022, and the Company will pay Mr. Holcombe at the rate of $150,000 per annum for such consulting services.

Employment Agreement with our former President and Chief Executive Officer (Prasad)

On October 19, 2021, we entered into an employment agreement with Deepa Prasad as our Chief Executive Officer and President (the “Prasad Employment Agreement”). The Prasad Employment Agreement provides for a term through December 31, 2024, with a base salary of not less than $650,000, and a cash bonus of 100% of her base salary, based on achievement of performance targets. The Prasad Employment Agreement also provided for the grant of stock options to purchase 2,498,635 shares of the Class A common stock of the Company at an exercise price of $1.47 per share pursuant to an inducement award agreement (the “Inducement Award Agreement”). Subject to potential acceleration upon the achievement of certain performance metrics as set forth in the Inducement Award Agreement, the options were to vest on the third anniversary of the grant date. Upon certain terminations of employment, a portion of the options were to vest on a pro rata basis based on the number of days employed during the three-year term. The grant of options was made as an inducement grant under NASDAQ Listing Rule 5635(c)(4). Ms. Prasad will be eligible for other standard employee benefits. If her employment were terminated by us without “cause” or she resigned for “good reason,” in each case as set forth in the Prasad Employment Agreement, then subject to the execution of a release of claims, Ms. Prasad shall receive as severance pay (i) six months base salary payable in installments (less any offset); (ii) continuation COBRA coverage for six months with the costs of the premiums shared in the same proportion as before the termination on the date of termination (unless this would result in penalty taxes imposed on us); and (iii) payment of the cash bonus for the year prior to the year of termination to the extent earned, but not yet paid. In addition, Ms. Prasad would be entitled to accrued benefits. The Prasad Employment Agreement contains other customary terms and conditions, including a two-year post-employment non-compete, a two-year post-employment non-solicit and other nondisclosure of confidential information, intellectual property and non-disparagement provisions.

Separation Agreement with Ms. Prasad.

Pursuant to a separation agreement with Ms. Prasad dated March 4, 2022, she resigned from the Board and as Chief Executive Officer and President as of March 29, 2022. Ms. Prasad has agreed to serve as a Strategic Advisor to the Company for six months after March 29, 2022. She will receive a $325,000 bonus based on her prior service, and she will also continue to receive her base salary for a period of 15 months following March 29, 2022. Ms. Prasad will retain 624,659 of the outstanding options previously granted to her, which will vest at the end of the 15-month period following March 29, 2022 (subject to acceleration upon certain events) and such options will remain exercisable for the original ten-year period (and the remainder of her options were cancelled). Ms. Prasad will be subject to a one-year noncompete provision and other customary provisions, including mutual non-disparagement obligations and mutual releases.

Employment Agreement with Mr. Nelson.

On March 1, 2022, Mr. Nelson entered into an employment agreement with the Company (the “Nelson Employment Agreement”). Pursuant to the Nelson Employment Agreement, Mr. Nelson served as the Acting Chief Executive Officer until March 29, 2022, and as the Interim Chief Executive Officer as of March 29, 2022. The Nelson Employment Agreement provides for a base salary of not less than $200,000, and a cash bonus of 100% of his base salary for the 2022 fiscal year, based on achievement of performance targets. The Nelson Employment Agreement also provides for the grant of stock options to purchase 500,000 shares of Class A common stock of the Company at an exercise price of $0.8060 per share. 125,000 of the options vested on March 1, 2022, and the remaining 375,000 options will vest ratably every three months over three years, subject to Mr. Nelson’s continued association with the Company.

Mr. Nelson will be eligible for other standard employee benefits. If his employment is terminated by the Company without “cause” or he resigns for “good reason,” in each case as set forth in the Nelson Employment Agreement, then subject to the execution of a release of claims, Mr. Nelson shall receive as severance pay (i) six months base salary payable in installments (less any offset) and (ii) a prorated cash bonus. Any vested options shall be exercisable through the expiration of the ten-year term. In addition, Mr. Nelson will be entitled to accrued benefits. The Nelson Employment Agreement contains other customary terms and conditions, including a one-year post-employment non-compete, a one-year post-employment non-solicit and other nondisclosure of confidential information, intellectual property and non-disparagement provisions. Mr. Nelson continues to serve as a member of our Board.

Employment Agreement with our former Chief Financial Officer

In 2019, we entered into an employment agreement with Rudy C. Howard, our Chief Financial Officer, which provides for a term through December 31, 2020, a base salary of not less than $325,000, and a cash bonus of up to 40% of base salary, based on achievement of performance targets. Our Chief Financial Officer is also eligible to receive an annual equity performance bonus in respect of each completed fiscal year in an amount determined by the Compensation Committee in its sole discretion (payable in stock options, restricted stock or restricted stock units or, at our election, in cash). The performance metrics and goals for the annual cash and equity awards were to be determined by our Compensation Committee. Such equity or cash awards were to generally vest in three equal installments of 33.33% on each anniversary of the date of grant, subject to acceleration of vesting upon certain qualifying terminations on or within the 12-month period following a change-in-control. On December 10, 2020, we entered into a new employee agreement with Mr. Howard, which provided for a term through December 31, 2021, with other terms the same as the 2019 agreement described above.

Separation Agreement with our former Chief Financial Officer

On December 1, 2021, Mr. Howard resigned as our Chief Financial Officer. In connection with his resignation, the Company entered into a separation agreement with Mr. Howard (the “Howard Separation

Agreement”), pursuant to which Mr. Howard is entitled to a cash severance payment at a rate of $325,000 per year payable in monthly or bi-weekly installments through December 31, 2022, a potential discretionary bonus for the year ending December 31, 2021, to be determined by the Compensation Committee and continued medical coverage at the same cost as active employees through December 31, 2022. In addition, Mr. Howard’s outstanding options to acquire shares of Class A common stock of the Company that were scheduled to vest in December 2021 vested in full as of December 1, 2021. All vested options will remain outstanding through the expiration of the original term and the remainder of his options will be forfeited. The payments under the Howard Separation Agreement are conditioned on a release of claims by Mr. Howard in favor of the Company as well as his continued compliance with his post-employment restrictive covenants.

Termination Provisions of the Employment Agreements with Messrs. Holcombe and Howard

Pursuant to the employment agreements with Mr. Holcombe and Mr. Howard (each, an “Executive”), the Executive would be eligible for other standard employee benefits. If the Executive’s employment is terminated by us without cause or he resigns for “good reason,” then subject to the execution of a release of claims, the Executive would receive as severance pay:

•	12 months base salary payable in installments;

•

continuation COBRA coverage for 12 months with the costs of the premiums shared in the same proportion as before the termination on the date of termination (unless this would result in penalty taxes imposed on us);

•

a pro-rata cash bonus for the year of termination based on actual results for the entire year, payable at the time bonuses are paid to active employees (but if such termination is on or within the 12-month period following a change-in-control, then in lieu of the pro rata cash bonus, the Executive shall receive his target cash bonus which shall not be prorated); and

•	payment of the cash bonus for the year prior to the year of termination to the extent earned but not yet paid.

In addition, the Executive would be entitled to all accrued benefits. Treatment of the Executive’s outstanding equity awards would be governed by the terms of the underlying award agreements, but if the Executive’s employment were terminated by us without cause or upon resignation by the Executive with good reason, in each case on or within 12 months following a change-in-control, then the Executive’s outstanding equity awards shall vest in full.

The employment agreements contain other customary terms and conditions, including a two-year post-employment noncompete, a three-year post-employment non-solicit and other nondisclosure of confidential information, intellectual property and non-disparagement provisions.

The foregoing description is based on the employment agreements with Mr. Holcombe and Mr. Howard and the severance and related treatment of options has been superseded by the Retirement Agreement and Howard Separation Agreement, each as described above.

Executive Chairperson Services Agreement.

The services agreement with our former Executive Chairperson, Robin E. Abrams, addresses her services and compensation only in her capacity as Executive Chairperson of our Company. Ms. Abrams resigned as Executive Chairperson in April 2022. The services agreement provided for a base fee of not less than $250,000. Our Executive Chairperson is also eligible to receive an annual performance bonus in respect of each completed fiscal year the type of award shall be determined by the Compensation Committee in its sole discretion (payable in stock options, restricted stock or restricted stock units or, at our election, in cash). The services agreement did not specify the performance metrics and goals for the annual target cash and equity awards, which metrics and goals were to be established by the Compensation Committee. Such equity or cash awards were to generally vest in three equal installments of 33.33% on each anniversary of the date of grant, subject to continued employment on the applicable vesting date (provided that upon certain qualifying terminations, such awards were to vest in full). The services agreement contains a customary one-year post termination non-compete and non-solicit and other customary terms.

Outstanding Equity Awards as of December 31, 2021

The following table lists the outstanding equity awards held by our named executive officers as of December 31, 2021:

		Option Awards
Name and Position	Vesting Commencement Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (1)	Option Exercise Price	Option Expiration Date
Deepa Prasad
Former President and Chief Executive Officer	10/19/2021	—	2,498,635	1.47	10/19/2031
Stephen L. Holcombe	7/29/2015	180,469	—	$15.00	7/29/2025
Former President and Chief Executive Officer	3/10/2017	165,110	—	$5.81	3/10/2027
	3/7/2019	133,333	66,667	$2.18	3/7/2029
	12/7/2020	133,333	266,667	$2.07	12/7/2030
Rudy C. Howard	7/29/2015	114,844	—	$15.00	7/29/2025
Former Executive Vice President, Chief Financial Officer	3/10/2017	105,070	—	$5.81	3/10/2027
	3/7/2019	83,333	—	$2.18	3/7/2029
	12/7/2020	83,333	—	$2.07	12/7/2030
Robin E. Abrams	2/23/2018	30,000	—	$6.85	2/23/2028
Former Chairperson of the Board of Directors	3/7/2019	33,333	16,667	$2.18	3/7/2029
	12/7/2020	33,333	66,667	$2.07	12/7/2030

(1)

The awards of stock options and stock awards to each of Messrs. Holcombe and Howard and Ms. Abrams listed in the above table each vest in three equal installments upon the anniversary of their grant date. In each case, this vesting schedule assumes continued employment or services with us and is subject to accelerated vesting upon the occurrence of certain qualifying termination of employment or services, as applicable.

Any unvested options for Mr. Holcombe shall vest in full on December 31, 2022. Mr. Howard’s unvested options have been cancelled. Ms. Prasad’s options were outstanding on December 31, 2021, but effective as of March 2022, 1,873,976 options were cancelled and the remaining 624,659 options are scheduled to vest 15 months after March 29, 2022, subject to acceleration upon certain events.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Board of Directors, including our Audit Committee, has selected Ernst & Young LLP (“EY”), Raleigh, North Carolina, as our independent registered public accounting firm for the fiscal year ending December 31, 2022, and recommends that our stockholders vote to ratify this appointment. If our stockholders ratify this appointment, our Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if it believes that doing so would be in the best interests of our stockholders. If our stockholders do not ratify this appointment, our Audit Committee may reconsider, but might not change, its appointment.

EY has audited our annual financial statements since 2000. Representatives of EY are expected to be present at the Annual Meeting of stockholders with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Summary of Fees

The Audit Committee has adopted a policy for the pre-approval of all audits and permitted non-audit services that may be performed by our independent registered public accounting firm. Under the policy, the Audit Committee must give prior approval for any amount or type of service within four categories—audit, audit-related, tax services or, to the extent permitted by law, other services—that the independent auditor provides. Prior to the annual engagement, the Audit Committee may grant general pre-approval for independent auditor services within these four categories. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval and, in those instances, such service will require separate pre-approval by the Audit Committee if it is to be provided by the independent auditor. For any pre-approval, the Audit Committee will consider whether such services are consistent with the SEC’s rules on auditor independence, whether the auditor is best positioned to provide the most cost-effective and efficient service and whether the service might enhance our ability to manage or control risk or improve audit quality. The Audit Committee may delegate to one or more of its members authority to approve a request for pre-approval, provided the member reports any approval so given to the Audit Committee at its next scheduled meeting. All fees incurred subsequent to our IPO were pre-approved by the Audit Committee.

The following table summarizes the aggregate fees billed for professional services rendered by EY to us in 2021 and 2020. A description of these various fees and services follows the table.

Name	2021	2020
Audit Fees	$496,100	$445,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	2,000	1,985

Audit Fees

The aggregate fees billed to us by EY in 2021 and 2020 reflected as audit fees above include fees associated with the annual audit of our financial statements for the years ended December 31, 2021, and 2020 and reviews of our financial statements included in our Quarterly Reports on Form 10-Q. Additionally, the audit fees above for 2021 and 2020 include work performed with respect to an S-3 Registration Statement filed in 2019 to register shares previously issued to MacAndrews under the Letter Agreements and with respect to our S-8 Registration Statement and the S-3 and S-1 Registration Statements filed in 2021 and 2020 to register shares under our ATM Offering and Lincoln Park Agreement.

All Other Fees

The aggregate fees billed to us by EY in 2021 and 2020 reflected as all other fees above relate to the license of accounting research software.

Vote Required

Approval of the ratification of the appointment of EY as our independent registered public accounting firm requires the affirmative vote of the holders of a majority of the outstanding shares of our Class A Common Stock and Class B Common Stock, entitled to vote as a single class, that are present or represented at the Annual Meeting. Abstentions will be counted for purposes of determining the number of shares present or represented at the Annual Meeting and accordingly will affect the outcome of this proposal.

The Board of Directors unanimously recommends that stockholders vote FOR the ratification of the appointment of EY as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

AUDIT COMMITTEE REPORT

Our Audit Committee has (1) reviewed and discussed with EY, our independent registered public accounting firm, and management the audited financial statements for the year ended December 31, 2021, (2) discussed with EY the matters required to be discussed by Auditing Standard No. 61, as adopted by the Public Company Accounting Oversight Board, and (3) received written disclosures and a letter from EY concerning applicable requirements of the Public Company Accounting Oversight Board regarding EY’s communications with the Audit Committee concerning independence, and has discussed with EY its independence. Based upon these discussions and reviews, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K, as amended by Form 10-K/A Amendment No. 1, for the fiscal year ended December 31, 2021, which is filed with the SEC.

Our Board of Directors has determined that Messrs. Fry, Spiegel and Weiner are independent within the meaning of the NASDAQ Stock Market listing rules and meet the additional requirements for independence for Audit Committee members imposed by Rule 10A-3 under the Exchange Act (collectively, the “Audit Committee Independence Requirements”). As a result, our Audit Committee is composed entirely of directors who are independent within the meaning of the NASDAQ Stock Market listing rules and meet the Audit Committee Independence Requirements. The Board of Directors has determined that Mr. Spiegel qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K.

On March 30, 2022, Mr. Spiegel advised us that he will not stand for reelection at the Annual Meeting, although he will remain a director and Chair of the Audit Committee until the time of the Annual Meeting. Following the Annual Meeting, we currently expect that, if reelected as directors at the Annual Meeting, Messrs. Fry and Weiner (who are independent within the meaning of the NASDAQ Stock Market listing rules and meet the Audit Committee Independence Requirements) will continue to be members of the Audit Committee. We are currently conducting a search for a qualified director to join the Audit Committee.

Our Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is available under Documents & Charters in the Investors — Corporate Governance section of our website at www.vtvtherapeutics.com.

EY is responsible for performing an independent audit of the financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America. The Audit Committee’s responsibility is to monitor, evaluate and oversee these processes. The Audit Committee members are not our employees and are not professional accountants or auditors. The Audit Committee’s primary purpose is to assist the Board of Directors to fulfill its oversight responsibilities by reviewing the financial information provided to stockholders and others, the systems of internal controls that management has established to preserve the Company’s assets and the audit process. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures or to determine that our financial statements are complete and accurate and in accordance with accounting principles generally accepted in the United States of America. The Audit Committee has reviewed and discussed the audited financial statements with management and EY. In giving the Audit Committee’s recommendation to the Board, it has relied on management’s representations that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of EY included in its report on our financial statements.

EY has served as our auditor since 2000.

THE AUDIT COMMITTEE OF
THE BOARD OF DIRECTORS
Noel J. Spiegel, Chair
John A. Fry
Howard L. Weiner

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Class A Common Stock as of April 4, 2022, unless otherwise noted below for the following:

•	each person, or group of affiliated persons, who we know to beneficially own more than 5% of our Class A Common Stock;

•	each of our named executive officers;

•	each of our directors and director nominees; and

•	all of our executive officers, directors and director nominees as a group.

The number of shares of Class A Common Stock outstanding and the percentage of beneficial ownership are based on the number of shares of Class B Common Stock and nonvoting common units of vTv Therapeutics LLC (“vTv Units”) outstanding and after giving effect to the exchange of all outstanding shares of Class B Common Stock (together with the corresponding vTv Units) into shares of Class A Common Stock. Pursuant to the Exchange Agreement, vTv Units may, subject to the terms of the Exchange Agreement and the vTv Therapeutics LLC Amended and Restated Limited Liability Company Agreement, be exchanged at any time (along with a corresponding number of shares of our Class B Common Stock) with vTv Therapeutics LLC for shares of our Class A Common Stock on a one-for-one basis, or for cash, at our option (as the managing member of vTv Therapeutics LLC). See “Certain Relationships and Related Party Transactions—Exchange Agreement.”

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. Common stock subject to options exercisable on or within 60 days after April 4, 2022, are deemed outstanding for the purpose of computing the percentage ownership of the person holding those options but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated, the address for each listed stockholder is c/o vTv Therapeutics Inc., 3980 Premier Drive, Suite 310, High Point, North Carolina 27265.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage Beneficially Owned
Robin E. Abrams (1)	113,333	0.1%
Barry Brown (2)	35,916	*
John A. Fry (3)	77,500	*
Chandresh Harjivan	0	*
Hersh Kozlov (4)	48,203	*
Richard S. Nelson (5)(6)	216,250	0.2%
Noel J. Spiegel (7)	106,000	0.1%
Howard L. Weiner (8)	56,250	*
All directors, director nominees and executive officers as a group (8 individuals)	653,452	0.7%
5% or Greater Stockholders:
Ronald O. Perelman (9)(10)	61,427,396	66.9%

*	Less than 0.1%.
(1)	Includes options to purchase up to 113,333 shares of our Class A Common Stock that are vested and exercisable or will become vested and exercisable within 60 days of April 4, 2022.
(2)	Includes options to purchase up to 35,816 shares of our Class A Common Stock that are vested and exercisable or will become vested and exercisable within 60 days of April 4, 2022.
(3)	Includes options to purchase up to 77,500 shares of our Class A Common Stock that are vested and exercisable or will become vested and exercisable within 60 days of April 4, 2022.

(4)	Includes options to purchase up to 23,203 shares of our Class A Common Stock that are vested and exercisable or will become vested and exercisable within 60 days of April 4, 2022.
(5)	Includes options to purchase up to 156,250 shares of our Class A Common Stock that are vested and exercisable or will become vested and exercisable within 60 days of April 4, 2022.
(6)

Includes 50,000 shares of Class A Common Stock held directly by Mr. Nelson and 10,000 shares of Class A Common Stock held of record by Mr. Nelson’s spouse as custodian for a minor child under the Uniform Transfer to Minors Act. Mr. Nelson disclaims beneficial ownership of these shares.

(7)	Includes options to purchase up to 100,000 shares of our Class A Common Stock that are vested and exercisable or will become vested and exercisable within 60 days of April 4, 2022.
(8)	Includes options to purchase up to 56,250 shares of our Class A Common Stock that are vested and exercisable or will become vested and exercisable within 60 days of April 4, 2022.
(9)	Address is c/o MacAndrews & Forbes Incorporated, 35 East 62nd Street, New York, NY 10065.
(10)

Based solely on the Schedule 13D/A (Amendment No. 43) filed by MacAndrews & Forbes Incorporated with the SEC on November 12, 2021. Consists of: (a) 36,519,212 shares of our Class A Common Stock held beneficially by MacAndrews & Forbes Group LLC (“M&F Group”), (b) 23,084,267 shares of our Class B Common Stock that are held directly by M&F Group, (c) 1,823,917 shares of Class A Common Stock issuable to M&F Group upon exercise of Common Stock Purchase Warrants held by M&F Group. The number of shares reported above includes 49,713 shares of Class B Common Stock and corresponding vTv Units that may be deemed to be directly beneficially owned by the Ronald O. Perelman Trust.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Other than compensation arrangements for our named executive officers and directors, we describe below each transaction or series of similar transactions, since January 1, 2021, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•

any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Compensation arrangements for our named executive officers and directors are described in the sections entitled “Executive Compensation-Employment and Services Agreements” and “Director Compensation”.

Policies and Procedures for Related Party Transactions

We have adopted a written Related Person Transaction Policy, which sets forth our policy with respect to the review, approval, ratification and disclosure of all related person transactions by our Audit Committee. In accordance with our Related Person Transaction Policy, our Audit Committee has overall responsibility for the implementation and compliance with this policy.

For the purposes of our Related Person Transaction Policy, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and in which any related person (as defined in our Related Person Transaction Policy) had, has or will have a direct or indirect material interest, in excess of $120,000. A “related person transaction” does not include any employment relationship or transaction involving an executive officer and any related compensation resulting solely from that employment relationship which has been reviewed and approved by our Board of Directors or Compensation Committee.

Our Related Person Transaction Policy requires that notice of a proposed related person transaction be provided to our legal department or our Chief Financial Officer prior to entering into such transaction. If our legal department determines that such transaction is a related person transaction, the proposed transaction will be submitted to our Audit Committee for consideration at its next meeting. Under our Related Person Transaction Policy, only our Audit Committee will be permitted to approve those related person transactions that are in, or not inconsistent with, our best interests. In the event we become aware of a related person transaction that has not been previously reviewed, approved or ratified under our Related Person Transaction Policy and that is ongoing or is completed, the transaction will be submitted to our Audit Committee so that it may determine whether to ratify, rescind or terminate the related person transaction.

Our Related Person Transaction Policy also provides that our Audit Committee will review certain previously approved or ratified related person transactions that are ongoing to determine whether the related person transaction remains in our best interests and the best interests of our stockholders.

Exchange Agreement

In connection with the IPO, we, vTv Therapeutics LLC and vTv Therapeutics Holdings LLC (“Holdings”), and other existing and future holders of the vTv Units (and corresponding shares of Class B Common Stock) entered into an exchange agreement (the “Exchange Agreement”) under which, from time to time, the holders (or certain transferees thereof) have the right to exchange their vTv Units (along with a corresponding number of our Class B Common Stock) for (i) shares of our Class A Common Stock on a one-for-one basis or (ii) cash (based on the market price of the shares of Class A common stock), at our option, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. Any decision to require an exchange for cash rather than shares of Class A Common Stock will ultimately be determined by our Board of Directors.

On October 5, 2015, Holdings was dissolved and made a liquidating distribution of shares of Class B Common Stock and the corresponding vTv Units to its members. As a result of the dissolution, M&F TTP Holdings LLC became the successor to Holdings under the Exchange Agreement, Investor Rights Agreement and the Tax Receivable Agreement pursuant to the terms of each respective agreement, and various other holders of Class B Common Stock became parties to the Exchange Agreement. On December 28, 2015, M&F TTP Holdings LLC contributed its shares of Class B Common Stock and the corresponding vTv Units to its subsidiary, M&F, which became the successor to M&F TTP Holdings LLC under the Exchange Agreement, Investor Rights Agreement and Tax Receivable Agreement pursuant to the terms of each respective agreement.

Tax Receivable Agreement

As further described above, our Class B Common Stock, together with the corresponding number of vTv Units, may be exchanged for shares of our Class A Common Stock, or for cash, at our option. These future exchanges of Class B Common Stock, together with the corresponding number of vTv Units, may result in increases in the tax basis of the assets of vTv Therapeutics LLC that otherwise would not have been available. Such increases in tax basis are likely to increase (for tax purposes) depreciation and amortization deductions and therefore reduce the amount of income tax we would otherwise be required to pay in the future and may also decrease gain (or increase loss) on future dispositions of certain assets to the extent the increased tax basis is allocated to those assets. The IRS may challenge all or part of these tax basis increases, and a court could sustain such a challenge.

In connection with our IPO, we entered into a Tax Receivable Agreement with M&F, as successor in interest to Holdings, and M&F TTP Holdings LLC that provides for the payment by us to M&F (or certain of its transferees or other assignees) of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize (or, in some circumstances, we are deemed to realize) as a result of (a) the exchange of Class B Common Stock, together with the corresponding number of vTv Units, for shares of our Class A Common Stock (or for cash), (b) tax benefits related to imputed interest deemed to be paid by us as a result of the Tax Receivable Agreement and (c) certain tax benefits attributable to payments under the Tax Receivable Agreement. Although the actual increase in tax basis and the amount and timing of any payments under the Tax Receivable Agreement will vary depending upon a number of factors, including the timing of exchanges, the price of shares of our Class A common stock at the time of the exchange, the nature of the assets, the extent to which such exchanges are taxable, the tax rates then applicable, and the amount and timing of our income, we expect that the payments that we make to M&F could be substantial.

M&F generally will not reimburse us for any payments that previously have been made under the Tax Receivable Agreement even if the IRS subsequently disallows the tax basis increase or any other relevant tax item. Instead, any excess cash payments made by us to M&F will be netted against any future cash payments that we might otherwise be required to make under the terms of the Tax Receivable Agreement. However, we might not determine that we have effectively made an excess cash payment to M&F for a number of years following the initial time of such payment. As a result, in certain circumstances we could make payments to M&F under the Tax Receivable Agreement in excess of our cash tax savings. Our ability to achieve benefits from any tax basis increase and the payments to be made under the Tax Receivable Agreement, will depend upon a number of factors, including the timing and amount of our future income and the nature of our assets.

To the extent that we are unable to make payments under the Tax Receivable Agreement for any reason, such payments will be deferred and will accrue interest until paid. In addition, the Tax Receivable Agreement provides that, upon a merger, asset sale or other form of business combination or certain other changes of control or if, at any time, we elect an early termination of the Tax Receivable Agreement, our (or our successor’s) obligations with respect to exchanged or acquired Class B common stock, together with the corresponding number of vTv Units (whether exchanged or acquired before or after such change of control or early termination) would be required to be paid significantly in advance of the actual realization, if any, of any future tax benefits and would be based on certain assumptions, including that we would have sufficient taxable income to fully utilize the deductions arising from the increased tax deductions and tax basis and other benefits related to entering into the Tax Receivable Agreement, and, in the case of certain early termination elections, that any Class B Common Stock, together with the corresponding number of vTv Units, that have not been exchanged will be deemed exchanged for the market value of the Class A common stock at the time of termination. Consequently, it is possible that the actual cash tax savings realized by us will be significantly less than the corresponding Tax Receivable Agreement payments.

We are a holding company, and we have no material assets other than our ownership of vTv Units, and we have no independent means of generating revenue or cash flow. We intend, as its managing member, to cause vTv Therapeutics LLC to make distributions in an amount sufficient to allow us to pay our operating expenses, including any payments due under the Tax Receivable Agreement. However, vTv Therapeutics LLC’s ability to make such distributions may be subject to various limitations and restrictions including, but not limited to, restrictions on distributions that would either violate any contract or agreement to which vTv Therapeutics LLC is then a party, including potential debt agreements, or any applicable law, or that would have the effect of rendering vTv Therapeutics LLC insolvent. If vTv Therapeutics LLC does not distribute sufficient funds for us to pay our operating expenses, including any payments due under the Tax Receivable Agreement, we may have to borrow funds, which could materially adversely affect our liquidity and subject us to various restrictions imposed by any such lenders. To the extent that we are unable to make payments under the Tax Receivable Agreement for any reason, such payments will be deferred and will accrue interest until paid.

Our organizational structure, including the fact that M&F owns more than 50% of the voting power of our voting stock and owns part of its economic interest in our business through vTv Therapeutics LLC, confers certain benefits upon M&F that will not benefit the holders of our Class A Common Stock to the same extent as it will benefit M&F. Although we will retain 15% of the amount of the tax benefits described above, it is possible that the interests of M&F may in some circumstances conflict with our interests and the interests of our other stockholders. For example, M&F may have different tax positions from us, especially in light of the Tax Receivable Agreement, that could influence their decisions regarding whether and when we should dispose of assets, whether and when we should incur new or refinance existing indebtedness, and whether and when we should terminate the Tax Receivable Agreement and accelerate our obligations thereunder. In addition, the determination of future tax reporting positions, the structuring of future transactions and the handling of any future challenges by any taxing authority to our tax reporting positions may take into consideration M&F’s tax or other considerations, which may differ from the considerations of us or our other stockholders. To the extent that M&F is dissolved or liquidated, MacAndrews and/or its affiliates will succeed to the rights and obligations of M&F under the Tax Receivable Agreement.

Investor Rights Agreement

In connection with our IPO, we entered into an Investor Rights Agreement with M&F, as successor in interest to Holdings. The Investor Rights Agreement provides M&F with certain demand, shelf and piggyback registration rights with respect to its shares of our common stock and provides M&F with certain governance rights, depending on the size of its holdings of our common stock.

Under the registration rights provisions of the Investor Rights Agreement:

•	M&F and its affiliates have the right to cause us to conduct an unlimited number of demand registrations, subject to certain customary restrictions;

•

once we are eligible to do so, M&F and its affiliates have the right to cause us to file and have declared effective a shelf registration statement on Form S-3 with respect to all of their shares of our common stock; and

•	M&F and its affiliates have the right to participate in certain registered offerings by us.

The registration rights provisions also contain customary provisions relating to cooperation with the registration process, black-out periods and customary securities law indemnity provisions in favor of the selling stockholders. With certain customary exceptions, we will be required to bear all registration expenses, other than underwriting discounts and commissions and transfer taxes, associated with any registration of shares pursuant to the agreement. Registration rights may be transferred by M&F and its affiliates, subject to certain restrictions. No predetermined penalties or liquidated damages will be payable by us if we fail to comply with the registration rights provisions of the Investor Rights Agreement.

The Investor Rights Agreement also provides that M&F, subject to applicable corporate governance rules of the SEC and the NASDAQ Stock Market listing rules (which may require M&F to designate independent directors), has the right to designate: (i) a majority of the directors (and if the number of directors is even, one director more than 50% of the number of directors) if it beneficially owns more than 50% of our outstanding common stock, (ii) one less than a majority of the directors if it beneficially owns more than 25% but 50% or less of our outstanding common stock, and (iii) one-third of the directors (rounded down to the nearest whole number) if it beneficially owns more than 10% but 25% or less of our outstanding common stock. M&F loses the right to designate directors once it owns 10% or less of our outstanding common stock. So long as M&F beneficially owns 25% or more of our outstanding common stock, it will have the right, subject to applicable corporate governance rules of the SEC and the NASDAQ Stock Market listing rules, to designate the members of the committees of our Board of Directors. The Investor Rights Agreement will terminate when MacAndrews (which indirectly controls approximately 66.2% of our outstanding common stock as of the record date) and its permitted transferees hold less than 2.5% of our outstanding common stock. To the extent that M&F is dissolved or liquidated, MacAndrews and/or its affiliates will succeed to M&F rights and obligations under the Investor Rights Agreement.

Indemnification Agreements

We have entered into customary indemnification agreements with our executive officers and directors that provide, in general, that we will provide them with customary indemnification in connection with their service to us or on our behalf.

These indemnification agreements require us, among other things, to indemnify our directors and officers against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified and to obtain directors’ and officers’ insurance, if available on reasonable terms.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our Compensation Committee consists of Messrs. Fry (Chair) and Kozlov. None of our executive officers serves as a member of the Board of Directors or Compensation Committee (or other committee performing equivalent functions) of another entity that has one or more executive officers serving on our Board of Directors or Compensation Committee. No interlocking relationship exists between any member of the Board of Directors or any member of the Compensation Committee (or other committee performing equivalent functions) of any other company.

STOCKHOLDER PROPOSALS

Stockholders may present proposals for action at meetings of stockholders only if they comply with the proxy rules established by the SEC, applicable Delaware law and our amended and restated by-laws. We have not received any stockholder proposals for consideration at our 2022 Annual Meeting of Stockholders.

Under Rule 14a-8 promulgated by the SEC under the Exchange Act (“Rule 14a-8”), for a stockholder proposal to be included in our proxy solicitation materials for the 2021 Annual Meeting of Stockholders, it must be delivered to our principal executive offices located at 3980 Premier Drive, Suite 310, High Point, North Carolina 27265 by January 2, 2023, at 5:00 p.m. Eastern Time. Any stockholder who desires to bring a proposal at our 2022 Annual Meeting of Stockholders without including such proposal in our proxy statement must deliver written notice thereof to our Secretary no earlier than February 1, 2023, and no later than March 3, 2023. The stockholder proposals must otherwise comply with the requirements of Rule 14a-8.

If a stockholder proposal is not properly submitted for inclusion in the 2023 proxy statement pursuant to the requirements described above (but otherwise complies with the advance notice provisions of our amended and restated by-laws), management will be permitted to vote proxies in its discretion if it advises stockholders in the 2023 proxy statement about the nature of the matter and how management intends to vote on such matter.

HOUSEHOLDING MATTERS

The SEC has adopted rules that permit companies to deliver a single copy of proxy materials to multiple stockholders sharing an address unless a company has received contrary instructions from one or more of the stockholders at that address. This means that only one copy of the Annual Report, this Proxy Statement and Notice may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of the Proxy Statement either now or in the future, please contact our Secretary either by calling 336-841-0300 or by mailing a request to Attn: Secretary, 3980 Premier Drive, Suite 310, High Point, North Carolina 27265. Upon written or oral request to the Secretary, we will promptly provide a separate copy of the Annual Report and this Proxy Statement and Notice. In addition, stockholders at a shared address who receive multiple copies of proxy statements may request to receive a single copy of proxy statements in the future in the same manner as described above.

OTHER MATTERS

Other than those matters set forth in this Proxy Statement, we do not know of any additional matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors recommends.

THE BOARD OF DIRECTORS

Dated: May 2, 2022

HOW TO ATTEND THE ANNUAL MEETING

Online access to the Annual Meeting will begin 15 minutes prior to the meeting start time of 9:00 a.m. Eastern Daylight Time on June 1, 2022. To be admitted to the Annual Meeting’s live webcast, you must have previously registered at www. proxydocs.com/vtvt.

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: INTERNET Go • To: www.proxypush.com/VTVT • Cast your vote online • Have your Proxy Card ready Follow the simple instructions to record your vote PHONE    Call 1-866-240-5352 • • Use any touch-tone telephone • Have your Proxy Card ready Follow the simple recorded instructions MAIL • • Mark, sign and date your Proxy Card Fold and return your Proxy Card in the postage-paid envelope provided “ALEXA, VOTE MY PROXY” • • Open Alexa app and browse skills Search “Vote my Proxy” • Enable skill You must register to attend the meeting online and/or participate at www.proxydocs.com/VTVT P.O. BOX 8016, CARY, NC 27512-9903 vTv Therapeutics Inc. Annual Meeting of Stockholders For Stockholders as of April 04, 2022 TIME: Wednesday, June 1, 2022 9:00 AM, Eastern Time PLACE: Annual Meeting to be held live via the Internet—please visit www.proxydocs.com/VTVT for more details This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Richard S. Nelson and Barry K. Brown, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of vTv Therapeutics Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

vTv Therapeutics Inc. Annual Meeting of Stockholders Please make your marks like this: X THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ON PROPOSALS 1 AND 2 PROPOSAL 1. To elect five director nominees to serve until our next annual meeting or until their successors have been elected and qualified; 1.01 John A. Fry 1.02 Chandresh Harjivan 1.03 Hersh Kozlov 1.04 Richard S. Nelson 1.05 Howard L. Weiner 2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022. DIRECTORS YOUR VOTE RECOMMENDS WITHHOLD FOR AGAINST ABSTAIN You must register to attend the meeting online and/or participate at www.proxydocs.com/VTVT Authorized Signatures—Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Date Signature (if held jointly) Date